Exhibit 99.1

Phase 3 Trial Initiated to Evaluate Combination Therapy of
Nexavar® and Tarceva® in Patients with Liver Cancer
Wayne, NJ, Emeryville, CA and Melville, NY — May 28, 2009 — Bayer HealthCare LLC., Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX), OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) and Roche today announced the initiation of a Phase 3 trial examining Nexavar® (sorafenib) tablets in combination with Tarceva® (erlotinib) tablets as a potential new treatment option for patients with advanced hepatocellular carcinoma (HCC), or primary liver cancer.
The SEARCH (Sorafenib and erlotinib, a randomized trial protocol for the treatment of patients with hepatocellular carcinoma) trial aims to further build on data from the Phase 3 SHARP trial, which demonstrated that Nexavar significantly extended overall survival in patients with unresectable liver cancer by 44 percent (HR=0.69; p-value=0.0006). Based on the strength of these data, Nexavar was approved for the treatment of patients with unresectable HCC in the United States and in Europe for the treatment of HCC. Nexavar is currently approved in more than 70 countries for the treatment of HCC, including China where more than half of all liver cancer cases worldwide occur each year.
“Nexavar is the only approved targeted therapy with efficacy and tolerability in liver cancer,” said Dimitris Voliotis, MD, vice president, Nexavar Clinical Development, Bayer HealthCare Pharmaceuticals. “We look forward to seeing the potential of combining Nexavar with another effective cancer treatment, Tarceva, in treating this disease and further extending the lives of patients.”
“This study will enable us to learn whether combining two oral targeted therapies, Nexavar and Tarceva, can improve survival in a disease that is difficult to treat since most patients are diagnosed at an advanced stage,” said Karsten Witt, M.D., Vice President, Clinical Development Oncology and Drug Safety, OSI Pharmaceuticals. “We are pleased to collaborate with Roche, Bayer and Onyx to explore Tarceva in hepatocellular carcinoma, a new disease area which if successful, has the potential to expand the use of Tarceva beyond its current indications in second/third-line non-small cell lung cancer and first-line pancreatic cancer.”
About the Phase 3 Study
The international multicenter randomized placebo-controlled Phase 3 study is expected to enroll approximately 700 patients with advanced liver cancer. The study will examine whether Nexavar in combination with Tarceva prolongs survival as compared to Nexavar alone. The primary endpoint of the study is overall survival and the secondary endpoints are safety, time to radiographic progression, disease control rate and patient-reported outcome.

Patients will be randomized to receive either 400 mg of Nexavar twice daily and 150 mg of Tarceva once daily or 400 mg of Nexavar twice daily with matching placebo. The study will be conducted at more than 95 sites in North America, Europe and the Asia-Pacific region. For more information about enrolling in the study, please visit www.clinicaltrials.gov.
About Hepatocellular Carcinoma
Hepatocellular carcinoma is the most common form of liver cancer and is responsible for about 90 percent of the primary malignant liver tumors in adults.1.2 Liver cancer is the sixth most common cancer in the world and the third leading cause of cancer-related deaths globally.3 More than 600,000 cases of liver cancer are diagnosed worldwide each year (more than 400,000 in China, South Korea, Japan and Taiwan, 54,000 in the European Union, and 15,000 in the United States) and the incidence is increasing.3,4 In 2002, approximately 600,000 people died of liver cancer including approximately 370,000 in China, South Korea and Japan, 57,000 in the European Union, and 13,000 in the United States.3
Nexavar’s Differentiated Mechanism
Nexavar, an oral anti-cancer therapy, is currently approved in more than 70 countries for liver cancer and in more than 80 countries for the treatment of patients with advanced kidney cancer. Nexavar targets both the tumor cell and tumor vasculature. In preclinical studies, Nexavar has been shown to target members of two classes of kinases known to be involved in both cell proliferation (growth) and angiogenesis (blood supply) — two important processes that enable cancer growth. These kinases included Raf kinase, VEGFR-1, VEGFR-2, VEGFR-3, PDGFR-B, KIT, FLT-3 and RET.
Nexavar, which is co-developed by Bayer Healthcare Pharmaceuticals and Onyx Pharmaceuticals, Inc., is being evaluated by the companies, international study groups, government agencies and individual investigators as a single agent or combination treatment in a wide range of other cancers, including breast cancer, lung cancer, ovarian cancer, colorectal cancer, and as an adjuvant therapy for kidney cancer and liver cancer.
Important Safety Considerations For Patients Taking Nexavar
Based on the currently approved U.S. package insert for the treatment of patients with unresectable hepatocellular carcinoma, hypertension may occur early in the course of therapy and blood pressure should be monitored weekly during the first six weeks of therapy and treated as needed. Bleeding with a fatal outcome from any site was reported in 2.4% for Nexavar and 4% in placebo. The incidence of treatment-emergent cardiac ischemia/infarction was 2.7% for Nexavar vs. 1.3% for placebo. Most common adverse events reported with Nexavar in patients with unresectable HCC were diarrhea, fatigue, abdominal pain, weight loss, anorexia, nausea and hand-foot skin reaction. Grade 3/4 adverse events were 45% for Nexavar vs. 32% for placebo. Women of child-bearing potential should be advised to avoid becoming pregnant and advised against breast-feeding. In cases of any severe or persistent side effects, temporary treatment interruption, dose modification or permanent discontinuation should be considered.
About Tarceva
Tarceva is a once-a-day pill that targets the EGFR pathway. Tarceva is designed to inhibit the tyrosine kinase activity of the EGFR signaling pathway inside the cell, one of the critical growth factors in NSCLC and pancreatic cancers. Tarceva is indicated as a monotherapy for patients with locally advanced or metastatic NSCLC whose disease has progressed after one or more courses of chemotherapy. Results from two multicenter, placebo-controlled, randomized Phase 3 trials conducted in first-line patients with locally advanced or metastatic NSCLC showed no clinical benefit with the concurrent administration of Tarceva with platinum-based chemotherapy

(carboplatin and paclitaxel or gemcitabine and cisplatin) and its use is not recommended in that setting.
In pancreatic cancer, Tarceva is indicated in combination with gemcitabine for the first-line treatment of patients with locally advanced pancreatic cancer, pancreatic cancer that cannot be surgically removed or pancreatic cancer that has spread to distant body organs.
Important Safety Information For Tarceva
There have been infrequent reports of serious Interstitial Lung Disease (ILD)-like events including deaths in patients taking Tarceva. Serious side effects (including deaths) in patients taking Tarceva include liver and/or kidney problems; gastrointestinal (GI) perforations (the development of a hole in the stomach, small intestine, or large intestine); and severe blistering skin reactions including cases similar to Stevens-Johnson syndrome. Patients taking Tarceva plus gemcitabine were more likely to experience bleeding and clotting problems such as heart attack or stroke. Eye irritation and damage to the cornea have been reported in patients taking Tarceva. Women should avoid becoming pregnant and avoid breastfeeding while taking Tarceva. Patients should call their doctor right away if they have these signs or symptoms: new or worsening skin rash; serious or ongoing diarrhea, nausea, loss of appetite, vomiting, or stomach pain; new or worsening shortness of breath or cough; fever; eye irritation. Rash and diarrhea were the most common side effects associated with Tarceva in the non-small cell lung cancer clinical study. Fatigue, rash, nausea, loss of appetite, and diarrhea were the most common side effects associated with Tarceva plus gemcitabine therapy in the pancreatic cancer clinical study.
About Bayer HealthCare Pharmaceuticals Inc.
Bayer HealthCare Pharmaceuticals Inc. is the U.S.-based pharmaceuticals unit of Bayer HealthCare LLC, a division of Bayer AG. One of the world’s leading, innovative companies in the healthcare and medical products industry, Bayer HealthCare combines the global activities of the Animal Health, Consumer Care, Diabetes Care, and Pharmaceuticals divisions. In the U.S., Bayer HealthCare Pharmaceuticals comprises the following business units: Women’s Healthcare, Diagnostic Imaging, Specialized Therapeutics, Hematology/Cardiology and Oncology. The company’s aim is to discover and manufacture products that will improve human health worldwide by diagnosing, preventing and treating diseases.
About Bayer Schering Pharma AG, Germany
Bayer Schering Pharma is a worldwide leading specialty pharmaceutical company. Its research and business activities are focused on the following areas: Diagnostic Imaging, General Medicine, Specialty Medicine and Women’s Healthcare. With innovative products, Bayer Schering Pharma aims for leading positions in specialized markets worldwide. Using new ideas, Bayer Schering Pharma aims to make a contribution to medical progress and strives to improve the quality of life.
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is a biopharmaceutical company committed to improving the lives of people with cancer. The company, in collaboration with Bayer HealthCare Pharmaceuticals, Inc., is developing and marketing Nexavar® (sorafenib) tablets, a small molecule drug.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality, novel and differentiated targeted medicines designed to extend life and improve the quality of life for patients with cancer and diabetes/obesity.
About Roche
Headquartered in Basel, Switzerland, Roche is a leader in research-focused healthcare with combined strengths in pharmaceuticals and diagnostics. Roche is the world’s largest biotech company with truly differentiated medicines in oncology, virology, inflammation, metabolism and CNS. Roche is also the world leader in in-vitro diagnostics, tissue-based cancer diagnostics and a pioneer in diabetes management. Roche’s personalised healthcare strategy aims at providing medicines and diagnostic tools that enable tangible improvements in the health, quality of life and survival of patients.
Contact at Bayer HealthCare:
Media Relations
David Freundel, Phone: 973-305-5310
Contacts at Onyx Pharmaceuticals:
Investor Relations
Julie Wood, Phone: 510-597-6505
Media Relations
Lori Murray, Phone: 510-597-6394
Contacts at OSI Pharmaceuticals:
Investors/Media
Kathy Galante, Phone: 631-962-2043
Media
Kim Wittig, Phone: 631-962-2135
Forward-Looking Statements
This release may contain forward-looking statements based on current assumptions and forecasts made by Bayer Group or subgroup management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in Bayer’s public reports. The company assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.
This news release also contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing, progress and results of the clinical development, safety, regulatory processes, and commercialization efforts of Nexavar. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission under the heading “Risk Factors” and Onyx’s Quarterly Reports on Form 10-Q for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward- looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.
This news release also contains forward-looking statements of OSI. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, OSI’s and its collaborators’ abilities to effectively market and sell Tarceva and to expand the approved indications for Tarceva, OSI’s ability to protect its intellectual property rights, safety concerns regarding Tarceva, competition to Tarceva and OSI’s drug candidates from other biotechnology and pharmaceutical companies, the completion of clinical trials, the effects of FDA and other governmental regulation, including pricing controls, OSI’s ability to successfully develop and commercialize drug candidates, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission

[1]	El-Serag HB, Mason AC. Rising incidence of hepatocellular carcinoma in the United States. N Engl J Med. 1999;340:745-750

[2]	Available at American Society of Clinical Oncology: http://www.asco.org/patient/Cancer+Types/Liver+Cancer.

[3]	Ferlay J, et al., GLOBOCAN 2002. Cancer Incidence, Mortality and Prevalence Worldwide. IARC CancerBase No.5, Version 2.0. IARCPress, Lyon, 2004. Available at: http://www-dep.iarc.fr.

[4]	Ries LAG, Melbert D, Krapcho M, Mariotto A, Miller BA, Feuer EJ, Clegg L, Horner MJ, Howlader N, Eisner MP, Reichman M, Edwards BK (eds). SEER Cancer Statistics Review, 1975-2004, National Cancer Institute. Bethesda, MD, http://seer.cancer.gov/csr/1975_2004/, based on November 2006 SEER data submission, posted to the SEER web site, 2007.